SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF

THE SECURITIES EXCHANGE ACT OF 1934

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ACTIVCARD CORP.

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ACTIVCARD CORP.

6623 Dumbarton Circle

Fremont, California 94555

2003 ANNUAL MEETING OF STOCKHOLDERS

NOTICE OF ANNUAL MEETING

Dear Stockholder:

ActivCard Corp. (the “Company”) will hold its 2003 Annual Meeting of Stockholders on Friday, May 30, 2003, at 10:00 a.m., Pacific Time, at the offices of the Company, located at 6623 Dumbarton Circle Fremont, California. Stockholders of record at the close of business on April 15, 2003 are entitled to notice of, and to vote at, the meeting. The meeting is being held to take action on the following proposals, described more fully in the accompanying proxy statement:

1.	To elect a Board of eight directors to serve until the next annual meeting of stockholders and until their successors are elected and qualified;

2.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent public accountants for the fiscal year ending December 31, 2003; and

3.	To consider and act upon such other business that may properly come before the meeting.

Whether or not you plan to attend the meeting, please complete, sign, date and return the enclosed proxy card. Returning the proxy card does not affect your right to attend the meeting and to vote your shares in person.

By Order of the Board of Directors,

Blair W. Geddes

Secretary

Fremont, California

April 25, 2003

ACTIVCARD CORP.

6623 Dumbarton Circle

Fremont, California 94555

2003 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

The Board of Directors of ActivCard Corp. (the “Company”) is soliciting proxies for use at the Company’s 2003 Annual Meeting of Stockholders (the “Annual Meeting”). The Annual Meeting will be held on Friday, May 30, 2003, at 10:00 a.m., Pacific Time, at the offices of the Company, located at 6623 Dumbarton Circle, Fremont, California for the purpose of acting on the following proposals, each of which is described more fully below:

1.	To elect a Board of eight directors to serve until the next annual meeting of stockholders and until their successors are elected and qualified;

2.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent public accountants for the fiscal year ending December 31, 2003; and

3.	To consider and act upon such other business that may properly come before the meeting.

Record Date and Voting Rights

All holders of record of the Company’s common stock, par value $0.001 per share, at the close of business on April 15, 2003, the record date, will be entitled to notice of, and to vote at, the Annual Meeting. At the close of business on the record date, the Company had 39,887,360 shares of common stock issued and outstanding. The presence of a majority of these shares, whether in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Stockholders are entitled to one vote for each share of common stock held on the record date and shares of common stock may not be voted cumulatively.

Any stockholder of record signing and returning the enclosed proxy may subsequently revoke it by delivering a later-dated proxy to the Secretary of the Company at, or prior to, the Annual Meeting, or by attending the Annual Meeting and voting in person. Beneficial owners who hold their shares through a brokerage, bank or other institution cannot vote their shares in person at the Annual Meeting or revoke their proxies at the Annual Meeting unless they receive a proxy from their broker, bank or institution to vote those shares beneficially held.

Each proxy submitted by a stockholder will, unless otherwise directed by the stockholder, be voted for the election of the director nominees named herein and for the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent auditors for fiscal 2003. If a stockholder has submitted a proxy properly directing how the shares represented thereby are to be voted, those shares will be voted according to the stockholder’s direction.

This proxy statement, the accompanying form of proxy and the Company’s 2002 Annual Report to Stockholders on Form 10-K were first mailed to stockholders on or about April 25, 2003. The expense of printing and mailing the proxy materials will be borne by the Company. In addition to the solicitation of proxies by mail, directors, officers and other employees of the Company may solicit proxies in person, by telephone or via facsimile. No additional compensation will be paid for such solicitation. The Company will request brokers and nominees who hold shares of common stock in their names to furnish proxy materials to the beneficial owners of these shares and will reimburse the brokers and nominees for their reasonable expenses incurred in forwarding these proxy materials.

Abstentions and Broker Non-Votes

If your shares are held in your name, you must return the enclosed proxy card (or attend the Annual Meeting in person) in order to vote on the proposals. If your shares are held through a brokerage, bank or other institution and you do not return your proxy card, the brokerage, bank or other institution holding your shares may vote your shares for you or may return a proxy leaving your shares unvoted (a “broker non-vote”).

Abstentions and broker non-votes will be counted for the purpose of determining the presence or absence of a quorum, but will not be counted for the purpose of determining the number of votes cast on a given proposal. Because directors are elected by plurality, abstentions from voting and broker non-votes will be entirely excluded from the vote and will have no effect on its outcome. We encourage you to provide instructions to your stockbroker by returning your proxy card. This ensures that your shares will be voted at the meeting.

Note Regarding Change in Domicile

In February 2003, we completed a change in domicile of the listed company in the ActivCard group of companies. As a result, the listed company moved from the Republic of France to the State of Delaware in the United States. Historical information regarding ActivCard, its operations and management that predates this change in domicile refers to our predecessor, ActivCard S.A.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Eight directors are to be elected at the Annual Meeting, to hold office until the next annual meeting of stockholders and until their successors are elected and qualified. It is intended that the accompanying proxy will be voted in favor of the nominees set forth below unless the stockholder indicates to the contrary on the proxy. The election of the Company’s directors requires a plurality of the votes cast in person or by proxy at the meeting. Management expects that each of the nominees will be available for election, but if any of them is unable to serve at the time the election occurs, it is intended that proxies will be voted for the election of another nominee to be designated by the Board of Directors.

Nominee	Age	Principal Occupation and Biographical Information
Steven Humphreys	42

Mr. Humphreys joined ActivCard in October 2001 as Chief Executive Officer and a member of the Board of Directors. In January 2002, Mr. Humphreys became Chairman of the Board of Directors of ActivCard. Since 2000, Mr. Humphreys has served as non-executive Chairman of the Board of Directors of SCM Microsystems. Prior to joining ActivCard, Mr. Humphreys served in various roles at SCM Microsystems including President, Chief Executive Officer and Chairman of the Board of Directors from 1996 to 1999. From 1994 to 1996, Mr. Humphreys was President of Caere Corporation, an optical character recognition software and systems company. Prior to that, Mr. Humphreys held several senior management positions at General Electric. In addition to serving on the Boards of ActivCard and SCM Microsystems, Mr. Humphreys also serves on the Boards of SevenMountains Software AS and MagnaWare, Inc., as well as the advisory boards of TVM IV, Index Ventures, Osprey and other venture funds. Mr. Humphreys earned a B.S. degree from Yale University and M.S. and M.B.A. degrees from Stanford University.

Nominee	Age	Principal Occupation and Biographical Information
Yves Audebert	47

Mr. Audebert co-founded ActivCard in 1985 and has served as a director since that time. Mr. Audebert is currently the President, Chief Operating Officer and Vice Chairman of the Board of Directors. Prior to his appointment as President of ActivCard in March 2001, Mr. Audebert served as Chief Technology Officer and Vice Chairman of the Board of Directors since 1985. From ActivCard’s inception in 1985, Mr. Audebert has served at times as Chairman, President and Chief Executive Officer. From 1980 to 1985, Mr. Audebert was responsible for developing shipboard fiber optic systems at Thomson-CSF, a French defense company. Mr. Audebert holds an engineering diploma from the Ecole Polytechnique de Paris and an advanced diploma from the École Supérieure des Télécommunications in France.

William Crowell	62

Mr. Crowell was elected to the Board of Directors in February 2003 following our change of domicile. Mr. Crowell served as President and Chief Executive Officer of Cylink Corporation from November 1998 until February 2003. Mr. Crowell also served as a Director of Cylink from 1999 until February 2003. Mr. Crowell joined Cylink in January 1998 as Vice President, Product Development and Strategy. Prior to joining Cylink, Mr. Crowell served as Deputy Director at the National Security Agency from 1994 to 1997 and also served as Vice President of the Atlantic Aerospace Electronics Corporation. Mr. Crowell also serves as the Chairman of the President’s Export Council Subcommittee on Encryption. Mr. Crowell holds a B.A. degree in Political Science from Louisiana State University.

Clifford Gundle	67

Mr. Gundle joined the Board of Directors of ActivCard in 1999 and has over 40 years of international experience in business ownership and executive positions. Mr. Gundle founded and ran numerous manufacturing and investment companies in South Africa, the United States and the United Kingdom, which are listed on the Johannesburg, American, London and Irish stock exchanges. Mr. Gundle is a member of the Dean’s Council of Harvard University.

Montague Koppel	74

Mr. Koppel joined the Board of Directors of ActivCard in 1998. Since 1982, Mr. Koppel has worked as an international legal consultant. Previously, Mr. Koppel was a trial and commercial lawyer in South Africa and served on the Board of Directors of Flextech plc from 1986 until its merger with Telewest plc in 2000.

Kheng Nam Lee	55

Mr. Lee joined the Board of Directors of ActivCard in 1999 and currently serves as President and Executive Director of Vertex Venture Holdings Ltd., a venture capital investment and fund management group. In 1983, Mr. Lee joined Singapore Technologies., a conglomerate with business interests in engineering, technology, infrastructure and logistics, property and financial services. Mr. Lee has been responsible for strategic investments in new technologies and venture capital investments for Singapore Technologies. Mr. Lee serves as a director for several companies within the Singapore Technologies Group as well as other Nasdaq-listed companies, including Gemplus International S.A., GRIC Communications Inc., as well as private companies including InnoMedia Pte. Ltd. and United Test and Assembly Center. Mr. Lee formerly served as a Director on the board of Centillium Technology Corporation and Chartered Semiconductor Manufacturing Ltd. Prior to joining the Singapore Technologies Group, Mr. Lee was with NatSteel Group as the Manager of the Project Development Department and the Ministry of National Development, where he was Deputy Director of Planning. Mr. Lee holds a Bachelor of Science degree in Mechanical Engineering Degree (First Class Honors) from Queen’s University, Canada, a Master of Science degree in Operations Research & Systems Analysis from the U.S. Naval Postgraduate School and a Diploma in Business Administration from the University of Singapore.

Nominee	Age	Principal Occupation and Biographical Information
James E. Ousley	57

Mr. Ousley joined the Board of Directors of ActivCard in 1996. He is currently the President and Chief Executive Officer of Vytek Corporation. From September 1991 to August 1999, Mr. Ousley served as President and CEO of Control Data Systems before being acquired by British Telecommunications in August 1999. Mr. Ousley serves on the Boards of Vytek, SAVVIS, Bell Microproducts, Norstan and Datalink. Mr. Ousley holds a Bachelor of Science degree from the University of Nebraska.

Richard White	49

Mr. White was elected to our Board of Directors in February 2003 following our change of domicile. From 1985 until 2002, Mr. White served as a Managing Director of CIBC Capital Partners as well as a Managing Director and General Partner of its predecessor by acquisition, Oppenheimer and Co., Inc. Mr. White is a certified public accountant and holds an undergraduate degree in Economics from Tufts University and an M.B.A. degree in Finance and Accounting from Wharton Graduate School of the University of Pennsylvania. Mr. White also serves as a director of G-III Apparel Group, Ltd. and Midway Games, Inc.

Required Vote

The eight nominees receiving the greatest number of votes at the Annual Meeting will be elected to the Company’s Board of Directors. The board of directors recommends a vote for the election of the nominees set forth above.

Board Meetings and Committees

The Company currently has standing an Audit Committee, Compensation Committee and Nominating Committee. The principal functions of each of these committees are described below. The Company was incorporated in Delaware in August 2002 and the Board met once during the year ended December 31, 2002.

The Audit Committee, which currently consists of Messrs. Ousley, Koppel and White, reviews the Company’s financial statements and systems of internal accounting controls, the professional services provided by our independent accountants and the independence of our accountants. The Audit Committee also reviews such other matters regarding the Company’s accounting, auditing and financial reporting practices and procedures as it may find appropriate or that may be brought to its attention. The Audit Committee has adopted a written charter, a copy of which is included as Appendix A to this proxy statement. Each of the Audit Committee members meets the independence requirements set forth by the National Association of Securities Dealers.

The Compensation Committee, which currently consists of Messrs. Crowell, Gundle, Koppel and Ousley, reviews and recommends to the Board of Directors compensation for the Company’s executive officers and administers the Company’s 2002 Stock Option Plan. In addition, the Compensation Committee consults with management regarding benefit plans and compensation policies and practices.

The Nominating Committee, which currently consists of Messrs. Koppel, Lee and Ousley, reviews the credentials of proposed members of the Board of Directors, either in connection with filling vacancies or the election of directors at each Annual Meeting of Stockholders, and presents its recommendations to the Board of Directors. The Nominating Committee will consider qualified nominees recommended by security holders, provided that vacancies exist and detailed biographical information regarding the nominee is provided to the Secretary of the Company.

Director Compensation

In 2002, ActivCard awarded each non-employee director an option to purchase up to 50,000 shares of common stock and an option to purchase up to 5,000 shares of common stock for each committee of the Board that the non-employee director serves upon. Each of the options were granted at an exercise price equal to the fair market value of the stock on the date of grant.

Report of the Audit Committee

The following Report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall this information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference into a filing.

The Audit Committee, currently comprised of Messrs. Ousley, Koppel and White, evaluates auditor performance, manages relations with the Company’s independent auditors, and evaluates policies and procedures relating to internal accounting functions and controls. The Audit Committee operates under a written Audit Committee Charter that has been adopted by the Board of Directors and the Audit Committee’s responsibilities are more fully described in the Audit Committee Charter that is included as Appendix A to this proxy statement. All members of the Audit Committee currently meet the independence requirements set forth by the National Association of Securities Dealers.

The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditors, nor can the Audit Committee certify that the independent auditors are “independent” under applicable rules. The Audit Committee serves a board-level oversight role in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors, and the experience of the Audit Committee’s members in business, financial and accounting matters.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Company’s management has the primary responsibility for the financial statements and reporting process, including the Company’s system of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited financial statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2002. This review included a discussion of the quality and the acceptability of the Company’s financial and disclosure reporting and controls, including the nature and extent of disclosures in the financial statements.

The Audit Committee also reviewed with the Company’s independent auditors, who are responsible for expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States of America, their judgments as to the quality and the acceptability of the Company’s financial reporting and such other matters as are required to be discussed with the Committee under generally accepted auditing standards, including Statement on Auditing Standards No. 61. The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Statement No. 1. The Audit Committee discussed with the independent auditors their independence from management and the Company, including the matters in their written disclosures required by the Independence Standards Board Statement No. 1.

In addition to matters discussed above, the Audit Committee discussed with the Company’s independent auditors the overall scope, plans and estimated costs of their audit. The Committee met with the independent auditors, with and without management present, to discuss the results of the independent auditors’ examinations, their evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements should be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

Submitted by the Audit Committee of the Board of Directors James E. Ousley, Chairman Montague Koppel Richard White

Executive Officers

Our executive officers and their respective positions are set forth in the following table. Biographical information regarding each executive officer, who is not a director, is set forth following the table. There are no family relationships between any director or executive officer and any other director or executive officer of the Company. Executive officers serve at the discretion of the Board of Directors.

Name	Age	Position(s)
Steven Humphreys	42	Director, Chairman and Chief Executive Officer
Yves Audebert	47	Director, Vice Chairman, President and Chief Operating Officer
Blair W. Geddes	39	Chief Financial Officer
Tad Bogdan	49	Senior Vice President, Worldwide Sales and Customer Support
Dominic Fedronic	41	Senior Vice President, Engineering
Ed MacBeth	44	Senior Vice President, Corporate Development and Marketing
Michele Dundas Macpherson	40	Senior Vice-President of Operations and Services
Marc Hudavert	42	Vice President and General Manager, ActivCard Europe

Blair W. Geddes joined ActivCard in October 2000 and was appointed Chief Financial Officer in January 2001. From November 1998 to October 2000, Mr. Geddes served as Vice President, Finance and Chief Financial Officer of the Network Access Product Unit of Ericsson Data Networks and IP Services. From December 1995 to October 1998, Mr. Geddes served as Vice President, Finance, Chief Financial Officer and Corporate Secretary of Advanced Computer Communications, a supplier of Network Access Equipment. From January 1990 to November 1995, Mr. Geddes served in various senior financial roles at Newbridge Networks, a leading supplier of ATM switches and digital networking products. Mr. Geddes is a Chartered Accountant and holds a Bachelor’s degree in Business Administration from Brock University, St. Catharines, Canada.

Tad Bogdan joined ActivCard in December 2001 as Senior Vice President, Worldwide Sales and Customer Support. From March 2001 to November 2001, Mr. Bogdan served as Senior Vice President of Global Accounts and Enterprise Marketing at MobileWay, a wireless technology and services company. From August 1998 to November 2000, Mr. Bogdan served as Senior Vice President of Sales at Brodia, a digital wallet company providing online credential management solutions for major financial institutions. Mr. Bogdan was also a founding member of Brodia. From August 1996 to July 1998 and from July 1984 to September 1991, Mr. Bogdan served in various senior sales and business development positions at Sun Microsystems. From October 1991 to July 1996, Mr. Bogdan served as Director, Sales at Tadpole Technology and Vice President, Sales at Tricord Computers. Mr. Bogdan holds a Bachelor of Science degree in Mathematics from Tulane University in New Orleans.

Dominic Fedronic joined ActivCard in November 1995 and is currently serving as Senior Vice President, Engineering. Mr. Fedronic has served in various roles at ActivCard including Technical Manager, Technical Support Manager and Sales Consultant. From 1992 to 1995, Mr. Fedronic served in various senior sales engineering, solutions engineering and technical support positions at Société Force-Informatique S.A. From 1987 to 1992, Mr. Fedronic served as Research Assistant in the Data Analysis Group in a European Molecular Biology

Laboratory. Mr. Fedronic holds a Master Degree in Telecommunications Engineering from Paris-Nord University, France.

Ed MacBeth joined ActivCard in March 2002 as Senior Vice-President, Corporate Development and Marketing. Prior to joining ActivCard, Mr. MacBeth was a General Partner at Cinnabar Partners, LLC, a venture investment and consulting firm. Prior to joining Cinnabar, Mr. MacBeth served as President and COO of Brightcube, Inc., a secure hosting and infrastructure company. From 1998 to 1999, he served as Vice President of Sales, Business Development and Marketing for TiVo, Inc., a provider of equipment in the personal television market. From 1996 to 1998, Mr. MacBeth was Vice President of Sales, Marketing and Business Development for SCM Microsystems. Prior to joining SCM Microsystems, Mr. MacBeth held various senior Sales, Marketing and Business Development positions at companies including Apple Computer and Caere Corporation. Mr. MacBeth received his Bachelor’s degree from Cal Poly, San Luis Obispo and an M.B.A. degree from San Jose State University.

Michele Dundas-Macpherson joined ActivCard in October 2002 and is currently serving as Senior Vice-President of Operations and Services. Prior to ActivCard, Ms. Macpherson lead the Silicon Valley office of Celtic House, a $250M venture capital firm. Previously, Ms. Macpherson held various senior positions at CSC Index and the Boston Consulting Group where she developed strategy and managed large-scale implementation projects for technology and financial services clients. Ms. Macpherson holds an M.B.A. degree from Stanford University and a Bachelor of Applied Science degree in Electrical Engineering from the University of Waterloo, Canada.

Marc Hudavert has served as ActivCard’s Vice President and General Manager, Europe since September 1996. From 1994 until September 1996, Mr. Hudavert was Commercial Director of Telis TSC, a France Telecom Group subsidiary specializing in systems integration for corporate computer and communications networks. From 1991 through 1993, he served in various general management capacities for SDRC, a U.S. software publisher; from 1989 to 1991, for Ferranti, a U.K. computer services provider; and from mid-1987 to the beginning of 1989 for Prime Computer, a U.S. computer manufacturer. Mr. Hudavert received his B.S. degree in Engineering and M.B.A. degree from the École Centrale de Lyon in France.

Summary Compensation Table

The following table sets forth certain summary information concerning the compensation paid to the ActivCard Chief Executive Officer and each of the four other most highly compensated executive officers of ActivCard for the year ended December 31, 2002 (hereinafter referred to as the “named executive officers”) for the three most recent fiscal years.

Name and Principal Position(s) ‡	Year	Annual Compensation		Long-term Compensation	All Other Compensation *
		Salary	Bonus	Securities Underlying Options (#)

Steven Humphreys	2002	$300,000	$255,000	—	$3,516
Chief Executive Officer	2001	51,154	40,000	1,250,000	586
	2000	—	—	—	—

Yves Audebert	2002	$233,280	$120,000	—	$3,036
President, Chief Operating Officer	2001	264,494	216,640	250,000	2,916
	2000	211,094	208,000	25,000	3,120

Tad Bogdan	2002	$150,000	$132,878	—	$3,516
Senior Vice President, Sales and	2001	12,500	—	100,000	294
Customer Support	2000	—	—	—	—

Blair W. Geddes	2002	$194,167	$120,000	100,000	$2,592
Chief Financial Officer	2001	185,000	55,500	95,000	2,592
	2000	44,946	13,685	60,000	708

Dominic Fedronic	2002	$161,500	$50,000	50,000	$2,100
Senior Vice President, Engineering	2001	156,369	30,800	—	2,100
	2000	149,683	30,800	20,951	3,012

‡	Messrs. Humphreys and Bogdan joined ActivCard in October and December 2001, respectively, and Mr. Geddes joined ActivCard in October 2000.
*	“All Other Compensation” for each officer consists of premiums paid for term life insurance policies.

Fiscal 2002 Stock Option Grants

The following table sets forth certain information regarding stock options ActivCard granted in fiscal 2002 to the named executive officers. The potential realizable value illustrates the hypothetical value that might be realized upon exercise of the options immediately prior to the expiration of their terms, assuming the specified compounded rates of appreciation of our stock price from the date of grant to the end of the option term. These assumed rates comply with the rules of the Securities and Exchange Commission. There can be no assurance that the assumed gains reflected in this table will be achieved.

Name	Number of Shares Underlying Options Granted	Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/sh)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option term (1)
					5% ($)	10% ($)
Steven Humphreys	—	—	$ —	—	$ —	$ —
Yves Audebert	—	—	—	—	—	—
Tad Bogdan	—	—	—	—	—	—
Blair W. Geddes	100,000	14%	7.75	10/29/09	428,071	891,153
Dominic Fedronic	50,000	7%	7.75	10/29/09	214,035	445,577

(1)	Options become exercisable with respect to 25% of the underlying shares on the first anniversary of the grant date and then with respect to 2.05% percent of the underlying shares each month thereafter.

Aggregated Option Exercises in Last Fiscal Year

The following table sets forth certain information with respect to the exercise of options during the last fiscal year and the value of ActivCard options held by the named executive officers as of the end of fiscal 2002.

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Shares Underlying Unexercised Options at Fiscal Year End (#)		Value of Unexercised in the-money Options at Fiscal Year End (1)($)
			Exercisable	Unexercisable
Steven Humphreys	—	—	364,583	885,417	$637,500
Yves Audebert	—	—	351,573	98,927	711,810
Tad Bogdan	—	—	25,000	75,000	—
Blair W. Geddes	—	—	62,083	192,917	80,000
Dominique Fedronic	—	—	86,358	68,397	274,816

(1)	The value of the in-the-money options represents the difference between (A) $8.55, our closing stock price on December 31, 2002, and (B) the respective exercise price for each option, multiplied by the number of shares of common stock underlying each respective option.

Equity Compensation Plan Information

The following table provides a summary of all outstanding stock option plans as well as stand-alone stock options, warrant and purchase rights granted to our employees, officers, directors or consultants as of December 31, 2002.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column) (1)
Equity compensation plans approved by security holders (2)	6,686,282	$9.85	2,710,218

Equity compensation plans not approved by security holders	—	—	—

Total	6,686,282	$9.85	2,710,218

(1)	The Company has reserved a total of 8,600,000 shares of common stock for issuance under its 2002 Stock Option Plan. In connection with the change in domicile completed February 6, 2003, 5,889,782 of these shares were reserved for issuance upon the exercise of substitute options granted to former option holders of ActivCard S.A.
(2)	Represents a total of 5,889,782 shares issuable upon exercise of outstanding stock options with a weighted-average exercise price of $9.95 and 796,500 shares issuable upon exercise of outstanding director warrants with a weighted-average exercise price of $9.10.

Employment Arrangements

In October 2001, we entered into an employment agreement, which is terminable at-will, with Steven Humphreys, our Chief Executive Officer. This agreement provides Mr. Humphreys with an annual base salary of $300,000 and an annual bonus of up to $300,000, to be awarded if Mr. Humphreys is able to meet certain established performance goals. If Mr. Humphreys is terminated without cause, he will be entitled to a period of post-employment termination payments in the amount equal to his base salary and benefits for a period of twelve months following termination. Additionally, Mr. Humphreys is entitled to accelerated vesting of his initial stock option grant in the event of certain corporate transactions resulting in a change in control of the Company.

Pursuant to a September 2000 employment offer letter, Blair Geddes, Chief Financial Officer, is entitled to receive post-employment termination benefits in the amount of six months base salary if he is terminated without cause. In addition, in April 2001, the Board of Directors approved an amendment to Mr. Geddes’s offer letter to provide for accelerated vesting of his options in the event that he is terminated following a change in control of the Company.

Pursuant to an October 2002 employment offer letter, Michele Dundas-Macpherson, Senior Vice-President of Operations and Services, is entitled to receive post-employment termination benefits in the amount of six months base salary, if she is terminated without cause. In addition, Ms. Macpherson’s offer letter provides for accelerated vesting of her options in the event that she is terminated following a change in control.

The Company’s 2002 Stock Option Plan provides that in the event of a change in control of the Company (as defined), the Compensation Committee or Board of Directors may elect to accelerate some or all of the outstanding option awards granted under the plan.

Report of the Compensation Committee

The Compensation Committee of the Board administers the Company’s executive compensation program and 2002 Stock Option Plan. The current members of the Compensation Committee are Clifford Gundle, Montague Koppel and James E. Ousley, all of who are non-employee directors within the meaning of Section 16 of the Exchange Act.

General Compensation Philosophy

The role of the Compensation Committee is to review and administer all compensation arrangements for executive officers and to be responsible for administering the Company’s benefit plans. The Company’s compensation policy for officers is to provide market-based compensation to executives and senior managers, with an emphasis on performance-based cash and equity incentives tied to specific strategic business achievements.

Executive Compensation

Base Salary.    Salaries for executive officers for 2002 were generally determined on an individual basis by the ActivCard Board of Directors at the time of hire and were set to be competitive with comparable businesses in our industry. For 2003, the Compensation Committee will review the base salaries of the executive officers by evaluating each executive’s scope of responsibility and performance, as well as the salaries for similar positions at comparable companies.

Cash Bonus.     Executive officers are eligible to receive annual cash performance bonuses that are set forth in individual employment agreements and vary based on the specific individual and position. Bonuses are awarded based on individual achievement of goals and specific milestones.

Stock Options.     Executive officers are eligible to receive performance-based equity compensation in the form of stock options. The Compensation Committee believes that equity-based compensation in the form of stock options links the interests of executives with the long-term interests of the Company’s stockholders and encourages executives to continue their employment with the Company. Grants are awarded based on a number of factors, including the Company’s achievement of specific milestones, the individual’s level of responsibility, the amount and term of options already held by the individual, the individual’s contributions to the achievement of Company’s financial and strategic objectives, and industry practices and norms.

Chief Executive Officer Compensation

The base salary of $300,000 paid to Mr. Humphreys in fiscal 2002 was set at the time he was hired as ActivCard’s President and Chief Executive Officer in October 2001. In February 2003, the Compensation Committee considered the performance of the Company and Mr. Humphreys in the preceding fiscal year and, pursuant to Mr. Humphreys’s employment agreement, awarded him a bonus in the amount of $255,000. Mr. Humphreys did not receive a stock option award in fiscal 2002.

Submitted by the Compensation Committee

of the Board of Directors

William Crowell

Clifford Gundle

Montague Koppel

James E. Ousley

Compensation Committee Interlocks and Insider Participation

The Compensation Committee currently consists of Messrs. Gundle, Koppel and Ousley. No member of the Compensation Committee or executive officer of the Company has a relationship that would constitute an interlocking relationship with any executive officers or directors of another entity.

Certain Relationships and Related Transactions

On October 22, 2001, the Board of Directors of the U.S. subsidiary of ActivCard S.A. approved a full-recourse loan to Yves Audebert, our President and Chief Operating Officer, in the amount of $2.7 million. The loan accrued interest at a rate of 3.5% per annum and was due October 21, 2002. The loan was secured by 867,800 shares of ActivCard S.A. held by Mr. Audebert. The loan and accrued interest were repaid in full on November 13, 2002.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires the Company’s officers and directors and persons who own more than 10% of the Company’s common stock to file reports of ownership and changes in ownership with the SEC on a periodic basis. As ActivCard S.A. was a “foreign private issuer” within the meaning of the Exchange Act, our officers, directors and 10% stockholders were not required to file reports with the SEC pursuant to Section 16(a) during fiscal 2002.

Stock Price Performance Graph

From March 16, 2000 to February 6, 2003, the Company’s predecessor, ActivCard S.A., maintained a listing on the Nasdaq National Market for its American depositary shares (ADSs). On February 7, 2003, the Company terminated the ADS listing and listed its common stock on the Nasdaq National Market. The following graph compares the cumulative total stockholder return on the ActivCard ADSs (ACTI) with the cumulative total return of the Nasdaq National Market System Composite Index (Nasdaq Composite) and the Nasdaq National Market System Computer Index (NAS/NMS Computer) for the period from March 16, 2000 to December 31, 2002. This graph assumes an initial investment of $100 and the reinvestment of any dividends. The comparisons in the graph below are based upon historical data and may be not indicative of future performance of the Company’s common stock.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of March 31, 2003 (unless otherwise indicated below), with respect to the beneficial ownership of the outstanding common stock by: (i) each stockholder known by the Company to be the beneficial owner of more than 5% of the outstanding common stock; (ii) each director or nominee; (iii) each named executive officer; and (iv) all current executive officers and directors as a group. Unless otherwise indicated below, each stockholder has sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws, if applicable.

	Shares Beneficially Owned and Shares Underlying Options Exercisable within 60 days of March 31, 2003
Name and Address of Beneficial Owner †	Shares (#)	Options and Warrants (#)	Total (#)	Percent of Class (1)
FMR Corp. (2) 80 Devonshire St. Boston, MA 02109	5,275,558	—	5,275,558	13.25%

Vertex Venture Holdings Ltd. (3) 77 Science Park Drive #02-15 Cintech III, Singapore	3,458,144	—	3,458,144	8.7%

Kheng Nam Lee (4)	3,458,145	28,750	3,486,895	8.7%
Yves Audebert	498,329	343,208	841,537	2.1%
Montague Koppel	523,241	65,250	588,490	1.5%
Steven Humphreys	9,976	494,792	504,768	1.3%
Clifford Gundle	359,717	46,250	405,967	1.0%
Marc Hudavert	6,190	165,574	171,754	*
Dominic Fedronic	12,410	94,269	106,679	*
Blair W. Geddes	10,000	76,979	86,979	*
Antoine R. Spillman	—	53,000	53,000	*
Tad Bogdan	5,000	35,417	40,417	*
Ed Macbeth	—	27,083	27,083	*
Sergio Cellini	—	18,550	18,550	*
James E. Ousley	—	17,750	17,750	*
William Crowell	—	—	—	*
Richard White	—	—	—	*
All officers and directors as a group (16 persons)	4,883,008	1,466,872	6,349,880	15.4%

†	Unless indicated otherwise, the address of each beneficial owner is c/o ActivCard Corp., 6623 Dumbarton Circle, Fremont, California 94555.
*	Less than 1% of the outstanding common stock.
(1)	Applicable percentage of ownership is based on approximately 39,827,666 shares of common stock outstanding as of March 31, 2003, together with applicable stock options for such stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days of March 31, 2003 are deemed outstanding for computing the percentage of ownership of the person holding such stock options, but are not deemed outstanding for computing the percentage of any other person.
(2)	Based on a Schedule 13G filed by FMR Corp. on March 10, 2003. FMR Corp. has sole voting power over 4,327,092 shares and sole disposition power of 5,275,558 shares.
(3)

Based information provided to the Company by Vertex Venture Holdings (“VVH”) as of April 17, 2003. Represents 1,720,021 shares held by Vertex Investment International (III), Inc. (“VII3”), 10 shares held by Mr. Kheng Nam Lee for the benefit of VII3, 758,557 shares held by Vertex Investment II (Ltd) (“VI2”), and

979,556 shares held by Vertex Asia Limited (“VAL”). Mr. Lee, a director of ActivCard Corp., is deemed to have power to vote and dispose of the shares held by VI2 and VAL pursuant to powers of attorney granted by VI2 and VAL to the directors and president of Vertex Management (II) Pte Ltd. Mr. Lee is a director and president of VM2. VM2 is the manager of VI2 and VAL and has been given power to vote and dispose of shares held by VI2 and VAL. Mr. Lee does not have power to vote or dispose of the shares held by VII3. No power of attorney has been given to Mr. Lee personally with respect to shares held by VII3, although the power to dispose of shares held by VII3 has been given to the directors of VII3. VVH, as majority stockholder of VI2 and sole stockholder of VII3, and Ellensburg Holding Pte Ltd (“Ellensburg”) as the sole stockholder of VVH and Singapore Technologies Pte Ltd (“STPL”), as the sole stockholder of Ellensburg, may also be deemed to have power to vote and dispose of shares held by VI2 and VII3VVH is the owner of approximately 25% of the outstanding shares of VAL. VVH disclaims beneficial ownership of the shares held by VAL. Mr. Lee disclaims beneficial ownership of all shares held by VVH and its affiliates. VVH, Ellensburg and STPL disclaim beneficial owner of the shares held by VI2 and VAL.

(4)	Mr. Lee may be deemed to exercise voting or disposition control over 3,458,144 shares as a result of his affiliation with VVH and its affiliates. Mr. Lee disclaims beneficial ownership of such shares.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF

INDEPENDENT PUBLIC ACCOUNTANTS

The Company has engaged Deloitte & Touche LLP (“D&T ”) as its principal independent public accountants to perform the audit of the Company’s financial statements for fiscal 2003. D&T audited ActivCard’s financial statements for fiscal years 2001 and 2002. Selection of the Company’s independent accountants is not required to be submitted to a vote of the stockholders of the Company for ratification. The Sarbanes-Oxley Act of 2002 requires the Audit Committee to be directly responsible for the appointment, compensation and oversight of the audit work of the independent auditors. However, the Board of Directors is submitting this matter to the stockholders as a matter of good corporate practice. If the stockholders fail to vote on an advisory basis in favor of the selection, the Audit Committee will reconsider whether to retain D&T, and may retain that firm or another without re-submitting the matter to the Company’s stockholders. Even if stockholders vote on an advisory basis in favor of the appointment, the Audit Committee may, in its discretion, direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and the stockholders.

We expect that representatives of D&T will be present at the Annual Meeting and will be given an opportunity to make a statement at the meeting if they desire to do so and will be available to respond to appropriate questions.

The Audit Committee reviews audit and non-audit services performed by D&T as well as the fees charged by D&T for such services. In its review of non-audit service fees, the Audit Committee considers, among other things, the possible impact of the performance of such services on the auditor’s independence. Additional information concerning the Audit Committee and its activities with D&T can be found in the following sections of this proxy statement: “Board Meetings and Committees” and “Report of the Audit Committee.”

Audit Fees

The following table presents the fees for audit and other services provided by our principal accounting firm, Deloitte & Touche LLP, for the last fiscal year. Deloitte & Touche, LLP was appointed as ActivCard’s independent auditor in January 2002.

Type of Fees	Fees
Audit Fees (1)	$308,000
Audit-Related Fees (2)	266,932
Tax Fees (3)	117,622
All Other Fees (4)	—

Total fees	$692,554

(1)	Audit Fees include professional services rendered by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”) for the audit of ActivCard’s annual financial statements and review of financial statements or services that are normally provided in connection with statutory and regulatory filings or engagements for that fiscal year.
(2)	Audit-Related Fees include assurance and related services by Deloitte & Touche that are reasonably related to the performance of the audit or review of ActivCard’s financial statements and are not reported under paragraph (1) above. During 2002 the fees principally relate to the registration statement filed to effect the ActivCard’s change in domicile.
(3)	Tax Fees include professional services rendered by Deloitte & Touche for tax compliance, tax advice, and tax planning.
(4)	All Other Fees include services provided by Deloitte & Touche, other than the services reported in paragraphs (1) through (3) of this section.

Audit Committee’s Pre-Approval Policies and Procedures

On February 25, 2003, our Board of Directors adopted a new Audit Committee Charter that, among other things, requires the Audit Committee to pre-approve the rendering by our independent auditor of audit or permitted non-audit services. The Chair of the Audit Committee may pre-approve the rendering of services on behalf of the Committee, provided the matter is then presented to the full Committee at the next scheduled meeting. A copy of our Audit Committee Charter is attached as Appendix A to this proxy statement.

Required Vote

The ratification of the selection of Deloitte & Touche LLP requires the affirmative vote of the holders of a majority of shares of common stock present or represented and entitled to vote at the Annual Meeting. The board of directors recommends a vote for the ratification of Deloitte & Touche LLP as independent accountants.

STOCKHOLDER PROPOSALS

Stockholders who wish to submit proposals for inclusion in the Company’s proxy statement for the 2004 Annual Meeting of Stockholders must provide the Company with written notice of the proposal no later than December 26, 2003. Notification of stockholder proposals must conform to the requirements established by the Securities and Exchange Commission and should be addressed the Company’s Secretary at 6623 Dumbarton Circle, Fremont, California 94555. The submission of a stockholder proposal does not guarantee that it will be included in the Company’s proxy statement.

In addition, stockholders who wish to bring a proposal before the 2004 Annual Meeting of Stockholders must comply with the notification requirements set forth in our bylaws by providing timely written notice of the proposal to the Company’s Secretary at the address set forth in the preceding paragraph. The stockholder’s submission must include certain specified information concerning the proposal and information as to the stockholder’s ownership of Company common stock. Proposals not meeting the requirements set forth in our bylaws will not be entertained at the meeting.

OTHER BUSINESS

The board of directors does not presently intend to bring any other business before the meeting and presently knows of no other matters that may be brought before the meeting. As to any business that may properly come before the meeting, however, the shares represented by the form of proxy enclosed herewith will be voted in the discretion of the proxy holders.

VOTING VIA THE INTERNET OR BY TELEPHONE

A number of brokerage firms and banks participate in a program provided through ADP Investor Communication Services that offers telephone and Internet voting options. If your shares are held in an account at a brokerage firm or bank participating in the ADP program, you may vote those shares telephonically by calling the telephone number referenced on your voting form or you may vote via the Internet by going to the following address on the World Wide Web: http://www.proxyvote.com and following the instructions on your screen.

Certain Matters Relating to Proxy Materials and Annual Reports

The Company may satisfy SEC rules regarding delivery of proxy statements and annual reports by delivering a single proxy statement and annual report to an address shared by two or more Company stockholders. This delivery method can result in meaningful cost savings for the Company. In order to take advantage of this opportunity, the Company has delivered only one proxy statement and annual report to multiple stockholders who share an address, unless contrary instructions were received prior to the mailing date. We undertake to deliver promptly upon written or oral request a separate copy of the proxy statement and/or annual report, as requested, to a stockholder at a shared address to which a single copy of these documents was delivered. If you hold stock as a record stockholder and prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact ActivCard Corp. c/o The Bank of New York Shareholder Relations, P.O. Box 11258, Church St. Station, New York, NY 10286. If your stock is held through a brokerage or bank and you prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact your brokerage or bank.

By the Order of the Board of Directors

Blair W. Geddes

Secretary

April 25, 2003

All stockholders are urged to complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope or to vote electronically via the Internet or telephone.

Thank you for your prompt attention to this matter.

Appendix A

AUDIT COMMITTEE CHARTER

Adopted by the Board of Directors of

ActivCard Corp.

OVERVIEW

As part of the commitment of the Company and the Board of Directors to good Corporate governance practices, the Audit Committee regularly reviews its charter and recommends changes to the charter to the Board of Directors. The Board adopted changes to the charter in February 2003, in part to take into account the adoption of the Sarbanes-Oxley Act of 2002.

ROLE

The Audit Committee of the Board of Directors assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, and reporting practices of the Company, and such other duties as directed by the Board. The Committee’s role includes a particular focus on the qualitative aspects of financial reporting to shareholders, and on the Company’s processes to manage business and financial risk, and for compliance with significant applicable legal, ethical, and regulatory requirements. The Committee is directly responsible for the appointment, compensation, and oversight of the public accounting firm engaged to prepare or issue an audit report on the financial statements of the Company.

MEMBERSHIP

The membership of the Committee shall consist of at least three directors who are generally knowledgeable in financial and auditing matters, including at least one member with accounting or related financial management expertise. Each member shall be free of any relationship that, in the opinion of the Board, would interfere with his or her individual exercise of independent judgment. Applicable laws and regulations shall be followed in evaluating a member’s independence. The chairperson shall be appointed by the full Board.

COMMITTEE MEETINGS

The Committee shall meet five times per year or more frequently as circumstances require. The Committee may ask members of management or others to attend the meeting and provide pertinent information as necessary.

The Committee is responsible to set meeting agendas and establish and maintain meeting schedules.

COMMUNICATIONS/REPORTING

The Company’s external auditors shall report directly to the Committee. The Committee is expected to maintain free and open communication with the Company’s external auditors and the Company’s management. This communication shall include private executive sessions, at least annually, with each of these parties. The Committee chairperson shall report on Audit Committee activities to the Board of Directors.

EDUCATION

The Company is responsible for providing the Committee with educational resources related to accounting principles and procedures, current accounting topics pertinent to the Company and other material as may be requested by the Committee. The Company shall assist the Committee in maintaining appropriate financial literacy.

A-1

AUTHORITY

In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention, with the authority to conduct or authorize investigations of any matter within the Committee’s scope of responsibilities. The Committee shall be empowered to retain independent counsel, accountants, or others to assist it in the conduct of any investigation at the Company’s expense.

RESPONSIBILITIES

The Committee relies on the expertise and knowledge of management and outside advisors in carrying out its oversight responsibilities. Management of the Company is responsible for determining that the Company’s financial statements are complete, accurate, and in accordance with generally accepted accounting principles. The external audit firm is responsible for auditing the Company’s financial statements. It is not the duty of the Committee to plan or conduct audits, to determine that the financial statements are complete and accurate and are in accordance with generally accepted accounting principles, to conduct investigations, or to ensure compliance with laws and regulations or the Company’s internal policies, procedures, and controls.

The Committee is directly responsible for the appointment, compensation, retention, and oversight of the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or related work or performing other audit, review, or attest services for the issuer, and the registered public accounting firm must report directly to the audit committee.

The Committee is directly responsible to approve in advance any other fees for non-audit services provided by the External Audit Firm. The following non-audit services are not to be provided by the External Audit Firm: bookkeeping or other services related to the Company’s accounting records or financial statements; financial information systems design and implementation; appraisal services; valuation services or fairness opinions; actuarial services; internal audit services relating to financial controls, financial systems or financial statements; management functions; employee recruitment; broker dealer services; or legal services.

The Committee is responsible to establish procedures for the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls, or auditing matters, including procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

A-2

ACTIVCARD CORP.

PROXY FOR 2003 ANNUAL MEETING OF STOCKHOLDERS

—   May 30, 2003   —

The undersigned hereby appoints Steven Humphreys and Blair W. Geddes or any of them, each with power of substitution, as proxies to represent the undersigned at the 2003 Annual Meeting of Stockholders of ActivCard Corp. (the “Company”), to be held on Friday, May 30, 2003, at 10:00 a.m., Pacific Time, at 6623 Dumbarton Circle, Fremont, California, and any adjournments thereof, and to vote the number of shares of Company common stock the undersigned would be entitled to vote if personally present on the matters set forth on the reverse side.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF ANY DIRECTION, THIS PROXY WILL BE VOTED FOR THE BOARD NOMINEES AND FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP.

(continued on reverse)

1.	Election of Directors, to hold office until the next annual meeting of stockholders and until their successors are elected and qualified, the following eight nominees: Steven Humphreys; Yves Audebert; William Crowell; Clifford Gundle; Montague Koppel; Kheng Nam Lee; James E. Ousley and Richard White.

FOR ALL
AGAINST ALL
FOR ALL EXCEPT AS NOTED BELOW *

*	to withhold authority to vote for a particular nominee, write that nominee’s name on the line above

2.	Ratification of Deloitte & Touche LLP as independent public accountants for the fiscal year ending December 31, 2003.

FOR
AGAINST
ABSTAIN

3.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment or continuation thereof.

Please sign exactly as the name or names appear on your stock certificate(s). If the shares are issued in the names of two or more persons, all such persons should sign the proxy. A proxy executed by a corporation should be signed in its name by its authorized officers. Executors, administrators, trustees, and partners should indicate their titles when signing.

Signature Title:	Date

Signature Title:	Date

(continued from other side)